Exhibit 5.1

November 7, 2019

Profound Medical Corp.
2400 Skymark Avenue, Unit #6
Mississauga, Ontario L4W 5K5

Dear Sirs/Mesdames:

RE:	Profound Medical Corp. (the “Corporation”)

We have acted as counsel to the Corporation in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the “Form S-8”) with respect to common shares of the Corporation (the “Common Shares”) issuable upon exercise of options to purchase Common Shares granted under the Corporation’s amended and restated share option plan dated July 13, 2018 (the “Option Plan”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a)	the articles of amalgamation, as amended to date, and by-laws of the Corporation;

(b)	the Option Plan; and

(c)	resolutions of the directors and the shareholders of the Corporation authorizing the Option Plan.

In giving this opinion, with regard to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing we are of the opinion that subject to the due and valid exercise of options in accordance with the terms of the Option Plan and receipt by the Corporation of the applicable exercise price pursuant to the terms of the Option Plan, the Common Shares so issued will be validly issued and outstanding as fully paid and non-assessable shares of the Corporation.

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Torys LLP